Exhibit 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 477-9800 (310) 231-8663 Fax Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

The Sands Regent Announces Filing Delay Pending Internal Review

of Accounting Matters

Reno, Nevada- February 14, 2006- The Sands Regent [NASDAQ:SNDS] announced today that the filing of its quarterly report on Form 10-Q for the three months ending December 31, 2005 and the release of its financial results for the same period will be delayed pending the conclusion of an internal review being conducted under the direction of the Audit Committee of its Board of Directors.

On February 6, 2006, the Audit Committee initiated an internal review in response to receipt of allegations made by a former employee of the Company relating to the recording of the acquisition of the Dayton Casino, which was completed on September 1, 2005, and the recording of costs and expenses for the first two quarters of fiscal 2006.

The Audit Committee has retained an independent accountant and outside legal counsel to assist with the review. The Company is endeavoring to have the review completed as soon as possible. However, the Company cannot estimate at this time when the review will conclude. Until the review is complete and the findings are assessed, the Company will be unable to complete its financial statements for the fiscal 2006 second quarter and six-month period ended December 31, 2005.  No determination has been made as to whether any restatement may be required in the Company’s financial statements for the quarter ending September 30, 2005 or any previous period. The Company anticipates that it will next report on this matter when the investigation is complete.

The Company has notified the Securities and Exchange Commission and The NASDAQ Stock Market that the Company’s Form 10-Q filing for the three months ended December 31, 2005 will be delayed while the investigation is being completed. The Company does not believe at this time that it will be able to file its Form 10-Q within the five-day extension of the filing deadline permitted under Rule 12b-25. The Company anticipates that it will request and participate in a hearing before a NASDAQ panel regarding its compliance with the listing standards related to the timely filing of financial reports.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, Rail City Casino in Sparks, Nevada and the Depot Casino and the Red Hawk Sports Bar in Dayton, Nevada.

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company’s property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). Web site: www.railcity.com.

On September 1, 2005, The Sands Regent completed the acquisition of two privately held casino properties in Dayton, NV, the Depot Casino and the Red Hawk Sports Bar. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, two restaurants and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots, a convenience store and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company’s management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2005, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(310) 477-9800

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